Exhibit 99.1
Enterprise Reports Results for the Second Quarter of 2013

Houston, Texas (Thursday, August 1, 2013) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2013.  Net income attributable to limited partners for the second quarter of 2013 was $553 million compared to $566 million for the second quarter of 2012.  Earnings per unit for the second quarter of 2013 were $0.60 per unit on a fully diluted basis compared to $0.64 per unit on a fully diluted basis for the second quarter of 2012.  Net income for the second quarter of 2013 was reduced by $27 million, or $0.03 per unit on a fully diluted basis, for non-cash charges related to asset impairments; $13 million, or $0.01 per unit on a fully diluted basis, to record the deferred tax expense and liability with respect to recent changes to the Texas margin tax; and non-cash losses of $6 million, or a loss of $0.01 per unit on a fully diluted basis, related to the sales of assets.  The second quarter of 2012 included non-cash gains of $45 million, or $0.05 per unit on a fully diluted basis, related to the sales of assets and insurance recoveries.

On July 10, 2013, Enterprise declared an increase in the partnership's quarterly cash distribution rate with respect to the second quarter of 2013 to $0.68 per unit, representing a 7 percent increase over the $0.635 per unit rate that was paid with respect to the second quarter of 2012.  Enterprise generated distributable cash flow of $925 million for the second quarter of 2013 compared to $876 million for the second quarter of 2012.  Enterprise's distributable cash flow for the second quarter of 2013 provided 1.5 times coverage of the cash distribution that will be paid on August 7, 2013 to unitholders of record on July 31, 2013.

Distributable cash flow for the second quarters of 2013 and 2012 included proceeds from asset sales and insurance recoveries of $69 million and $159 million, respectively.  Excluding proceeds from the sale of assets and insurance recoveries, distributable cash flow would have been $856 million for the second quarter of 2013 and $718 million for the second quarter of 2012.   Using these adjusted amounts, distributable cash flow for the second quarter of 2013 would have provided 1.4 times coverage of the cash distribution declared with respect to the second quarter of 2013 and would have represented a 19 percent increase in distributable cash flow compared to the second quarter of 2012.  The partnership retained $318 million of distributable cash flow for the second quarter of 2013, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  Distributable cash flow is a non-generally accepted accounting principle ("non-GAAP") financial measure that is defined and reconciled later in this press release.

"Enterprise reported continued strong performance in the second quarter of 2013 with $1.1 billion of gross operating margin, 11 percent higher than the second quarter of last year, with four of our five business segments reporting increases," said Michael A. Creel, Chief Executive Officer of Enterprise's general partner.  "This increase was primarily attributable to higher volumes in our fee-based businesses and contributions from new assets placed into service since the second quarter of last year, which more than offset lower gross operating margin from our natural gas processing business due to lower processing margins.  In the second quarter of 2013, volumes transported by our NGL, crude oil, refined products and petrochemical pipelines increased by 813,000 barrels per day, or 20 percent, to a record 4.9 million barrels per day.  Our crude oil pipelines transported a record 1.5 million barrels per day in the second quarter of 2013, a 446,000 barrel per day, or 44 percent, increase compared to the same quarter last year, while our NGL pipelines transported a record 2.7 million barrels per day, a 304,000 barrels per day, or 12 percent, increase compared to the second quarter of 2012.  These increases in pipeline volumes were primarily driven by NGL and crude oil production growth from the Eagle Ford shale development in South Texas, the expansion of our LPG export terminal and the completion of the Seaway pipeline reversal."

"During the second quarter of 2013, we completed construction and began operations on major assets totaling almost $700 million of capital investment including an expansion of our NGL pipelines serving the Eagle Ford shale, an expansion of our crude oil pipeline system in West Texas and an expansion of our propylene fractionation complex in Mont Belvieu.  These assets are expected to contribute incremental cash flow in the third quarter of this year," said Creel.
"For the remainder of 2013, we expect to complete construction and begin commercial activities related to growth capital projects representing $1.5 billion of investment.  These projects include:

•	two NGL fractionators at Mont Belvieu during the fourth quarter of 2013;
•	the Texas Express NGL pipeline during the third quarter of 2013;
•	the Front Range NGL pipeline during the fourth quarter of 2013;
•	the extension of the Seaway crude oil pipeline from Jones Creek to our ECHO storage facility during the fourth quarter of 2013; and
•	the completion of our Eagle Ford crude oil pipeline in the joint venture with Plains All American Pipeline in the third quarter of 2013."

"To support our growth capital program, we took steps to further strengthen the credit quality of our balance sheet and increase our liquidity.  In addition to retaining $318 million of distributable cash flow with respect to the second quarter of 2013, we also issued $281 million of equity during the quarter.  In June 2013, we refinanced our bank credit facilities, which extended the maturity of our $3.5 billion multi-year revolving credit facility to June 2018 and increased our liquidity by $1.0 billion by adding a 364-day credit facility.  These steps provide us additional financial flexibility to fund our capital investments," stated Creel.

Revenues for the second quarter of 2013 increased 14 percent to $11.1 billion from $9.8 billion in the same quarter of 2012 primarily attributable to higher sales volumes.  Changes in our revenues and operating costs and expenses quarter-to-quarter are explained in part by changes in energy commodity prices.  In general, higher energy commodity prices result in an increase in our revenues attributable to the sale of NGLs, natural gas, crude oil, petrochemicals and refined products; however, these higher commodity prices also increase the associated cost of sales as purchase costs rise.

Gross operating margin for the second quarter of 2013 was $1.1 billion compared to $1.0 billion for the second quarter of last year.  Adjusted earnings before interest, taxes and depreciation ("Adjusted EBITDA") was $1.1 billion for the second quarter of 2013 compared to $1.0 billion for the second quarter of 2012.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release.

Review of Segment Performance for the Second Quarter of 2013

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $545 million for the second quarter of 2013 compared to $566 million for the same quarter of 2012.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $264 million for the second quarter of 2013 compared to $339 million for the second quarter of 2012.  This decrease was largely due to lower system-wide natural gas processing margins as a result of higher natural gas prices and lower NGL prices in the second quarter of 2013 compared to the second quarter of last year.  Our three processing plants in the Rocky Mountains (Meeker, Pioneer and Chaco) reported a $91 million decrease in gross operating margin compared to the second quarter of 2012. The effects of lower processing margins were partially offset by an aggregate $23 million increase in gross operating margin from the partnership's NGL marketing business and processing plants in South Texas on increases in fee-based processing volumes and equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services).

Enterprise's natural gas processing plants reported a 0.3 billion cubic feet per day ("Bcfd") increase in fee-based processing volumes to 4.6 Bcfd in the second quarter of 2013 compared to the second quarter of 2012.  Equity NGL production was 118 thousand barrels per day ("MBPD") for the second quarter of 2013 compared to 96 MBPD for the second quarter of 2012.  Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 0.6 Bcfd and 32 MBPD, respectively, to 2.2 Bcfd and 40 MBPD, respectively, compared to the second quarter of 2012.  These increases in South Texas volumes were primarily due to production growth from the Eagle Ford shale and the start-up of three natural gas processing plants at our Yoakum facility.  The first and second plants began commercial operations in May 2012 and August 2012, respectively, while the third plant began operations in March 2013.  The increase in fee-based processing volumes and equity NGL production from the South Texas plants more than offset a 0.2 Bcfd and 9 MBPD decrease in fee-based processing volumes and equity NGL production, respectively, from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.
Gross operating margin from the partnership's NGL pipelines and storage business increased $30 million, or 19 percent, to $188 million for the second quarter of 2013 from $158 million for the second quarter of 2012.  NGL pipeline volumes increased by 304 MBPD, or 12 percent, in the second quarter of 2013 to a record 2.7 million barrels per day ("BPD") compared to the second quarter of 2012.  The partnership's South Texas NGL pipeline system reported a $21 million increase in gross operating margin on a 125 MBPD increase in volume due to Eagle Ford shale production growth.  Enterprise's LPG export terminal on the Houston Ship Channel and its related pipeline reported a $12 million increase in gross operating margin on a 202 MBPD increase in aggregate volume.  The expansion of the LPG export terminal was completed in March 2013.

Enterprise's NGL fractionation business reported a $24 million, or 35 percent, increase in gross operating margin to $93 million for the second quarter of 2013 from $69 million reported for the same quarter of 2012.  Our Mont Belvieu fractionators reported a $19 million increase in gross operating margin reflecting higher volumes and revenues associated with our sixth NGL fractionator that began service in October 2012.  Fractionation volumes for the second quarter of 2013 increased to 678 MBPD from 654 MBPD in the second quarter of 2012.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $198 million for the second quarter of 2013 compared to $176 million for the second quarter of 2012.  For the second quarter of 2013, the Texas Intrastate pipeline system reported a $22 million increase in gross operating margin on higher revenues and a 311 billion British thermal units per day ("BBtud") increase in volumes as a result of increases in Eagle Ford shale production compared to the second quarter of 2012.  Aggregate gross operating margin from the San Juan, Carlsbad and South Texas natural gas gathering systems for the second quarter of 2013 increased by $7 million compared to the second quarter of 2012, which was partially offset by an aggregate $5 million decrease in gross operating margin from our Jonah and Haynesville gathering systems compared to the second quarter of last year.

 Total onshore natural gas pipeline volumes were 13.3 trillion British thermal units per day ("TBtud") for the second quarter of 2013 compared to 13.8 TBtud for the second quarter of 2012.  The increase in natural gas volumes on the Texas Intrastate pipeline was more than offset by an aggregate decrease of 547 BBtud in volumes on the Jonah, Piceance Basin and San Juan gathering systems in the Rocky Mountains and a 231 BBtud decrease on the Haynesville gathering system in North Louisiana.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased $101 million to $197 million for the second quarter of 2013 from $96 million for the second quarter of 2012.  Total onshore crude oil pipeline volumes increased by 420 MBPD, or 58 percent, to a record 1.1 million BPD for the second quarter of 2013 from 725 MBPD for the second quarter of 2012.

Enterprise's South Texas crude oil pipeline system reported a $59 million increase in gross operating margin on a 154 percent, or 162 MBPD, increase in volume compared to the second quarter of last year due to the start-up of our Eagle Ford crude oil pipeline extension, which began operations in June 2012.  Enterprise's share of equity income from the Seaway crude oil pipeline increased by $26 million for the second quarter of 2013 compared to the same quarter of 2012 due to an increase in volumes attributable to capital investments made to reverse the direction of Seaway to enable the delivery of crude oil from the storage hub in Cushing, Oklahoma to the Gulf Coast, which commenced during the second quarter of last year, and the addition of pump stations that increased the pipeline's capacity beginning in the first quarter of 2013.  Enterprise's crude oil marketing business reported a $12 million increase in gross operating margin due to a mark-to-market gain on certain financial instruments that economically hedge pipeline basis differentials and higher sales volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased to $163 million for the second quarter of 2013 from $157 million for the second quarter of 2012.

Enterprise's refined products pipelines and related services business reported gross operating margin of $49 million for the second quarter of 2013 compared to $18 million for the second quarter of 2012.  This increase in gross operating margin was largely due to the recognition of $24 million of deferred revenue associated with a rate case settlement (applicable to the period from November 2012 to March 2013) and an increase in intrastate petrochemical and refined products transportation volumes.  Total pipeline volumes for this business were 555 MBPD for the second quarter of 2013 compared to 482 MPBD for the second quarter of 2012.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $43 million for the second quarter of 2013 compared to $51 million for the second quarter of 2012.  This decrease was primarily due to higher maintenance expenses associated with an unplanned outage at the octane enhancement plant during the second quarter of 2013 as well as an increase in the amortization of annual turnaround expenses for the facility.  The octane enhancement plant lost 11 days of production in the second quarter of 2013 and 10 days of production in July 2013 due to the unplanned outage.  The plant returned to full operations on July 28, 2013.  Total plant production volumes were 18 MBPD in the second quarter of 2013 compared to 20 MBPD for the second quarter of 2012.

Enterprise's butane isomerization business reported gross operating margin of $27 million in the second quarter of 2013 compared to $25 million in the second quarter of 2012 primarily due to higher fees.  Butane isomerization volumes during the second quarter of 2013 were 97 MBPD compared to 100 MBPD in the second quarter of 2012.

The partnership's propylene business reported gross operating margin of $26 million for the second quarter of 2013 compared to $43 million for the second quarter of 2012 primarily due to lower sales margins.  Propylene fractionation volumes were 71 MBPD for the second quarter of 2013 compared to 73 MBPD in the second quarter of 2012.  Related propylene pipeline volumes were 114 MBPD for the second quarter of 2013 compared to 120 MBPD for the second quarter of 2012.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin in the second quarter of 2013 compared to $20 million in the second quarter of 2012.  This decrease in gross operating margin was due to sales of assets since the second quarter of last year, which more than offset an 8 percent increase in gross operating  margin in the marine services business.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $40 million for the second quarter of 2013 compared to $38 million for the same quarter of 2012.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $13 million for the second quarter of 2013 compared to $17 million for the second quarter of 2012 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 296 BBtud for the second quarter of 2013 compared to 380 BBtud in the second quarter of 2012.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 720 BBtud for the second quarter of 2013 compared to 907 BBtud in the second quarter of 2012.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $23 million for the second quarter of 2013 compared to $20 million for the second quarter of 2012.  Total offshore crude oil pipeline volumes increased 9 percent to 311 MBPD in the second quarter of 2013 versus 285 MBPD in the same quarter of 2012.

Capitalization

Total debt principal outstanding at June 30, 2013 was $17.0 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2013, Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under our revolving credit facilities) of approximately $4.5 billion, which includes $45 million of unrestricted cash.

Total capital spending, net of contributions in aid of construction costs in the second quarter of 2013 was $1.1 billion, which includes approximately $990 million of growth capital expenditures and investment and $75 million of sustaining capital expenditures.

Privately held affiliates of Enterprise Products Company ("EPCO"), which collectively own our general partner and approximately 37 percent of our limited partner interests, expect to purchase $25 million of common units from Enterprise through the distribution reinvestment plan for the distribution to be paid on August 7, 2013.  This purchase would bring total purchases by these affiliates in 2013 to $75 million.  EPCO had previously stated an interest in purchasing at least $100 million of Enterprise common units in 2013.

During the second quarter of 2013, Enterprise received aggregate net proceeds of $281 million from the issuance of common units through the partnership's continuous offering, or at-the-market ("ATM") program, and the partnership's distribution reinvestment and employee unit purchase plans.

Conference Call to Discuss Second Quarter 2013 Earnings

Today, Enterprise will host a conference call to discuss its second quarter 2013 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CDT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

 Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation and storage; LPG import and export terminals; crude oil gathering and transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$11,149.3	$9,789.8	$22,532.4	$21,042.3
Costs and expenses:
Operating costs and expenses	10,367.2	9,009.5	20,787.6	19,476.7
General and administrative costs	45.5	42.5	95.0	88.8
Total costs and expenses	10,412.7	9,052.0	20,882.6	19,565.5
Equity in income of unconsolidated affiliates	37.6	11.3	82.1	21.2
Operating income	774.2	749.1	1,731.9	1,498.0
Other income (expense):
Interest expense	(200.2)	(186.6)	(396.1)	(373.1)
Other, net	(0.3)	13.2	(0.4)	71.9
Total other expense	(200.5)	(173.4)	(396.5)	(301.2)
Income before income taxes	573.7	575.7	1,335.4	1,196.8
Benefit from (provision for) income taxes	(20.4)	(8.5)	(26.8)	25.9
Net income	553.3	567.2	1,308.6	1,222.7
Net income attributable to noncontrolling interests	(0.8)	(0.9)	(2.6)	(5.1)
Net income attributable to limited partners	$552.5	$566.3	$1,306.0	$1,217.6

Per unit data (fully diluted):
Earnings per unit	$0.60	$0.64	$1.43	$1.37
Average limited partner units outstanding (in millions)	918.5	889.9	914.8	889.3
Other financial data:
Net cash flows provided by operating activities	$531.0	$733.4	$1,530.9	$1,338.3
Cash used in investing activities	$955.4	$714.3	$1,802.6	$749.8
Cash provided by (used in) financing activities	$(810.6)	$(92.9)	$300.9	$(593.8)
Gross operating margin (see Exhibit B)	$1,142.2	$1,033.0	$2,373.3	$2,085.7
Distributable cash flow (see Exhibit D)	$924.7	$876.2	$1,821.7	$2,504.9
Adjusted EBITDA (see Exhibit E)	$1,103.8	$1,045.2	$2,353.9	$2,134.6
Depreciation, amortization and accretion	$307.8	$271.6	$599.8	$537.7
Distributions received from unconsolidated affiliates	$68.0	$23.5	$119.3	$50.5
Total debt principal outstanding at end of period	$16,967.7	$15,009.7	$16,967.7	$15,009.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$809.5	$835.0	$1,432.4	$1,803.1
Investments in unconsolidated affiliates	256.5	74.9	547.9	125.5
Other investing activities	--	16.6	--	16.6
Total capital spending	$1,066.0	$926.5	$1,980.3	$1,945.2

Enterprise Products Partners L.P.			Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross operating margin by segment:
NGL Pipelines & Services	$544.9	$565.8	$1,137.4	$1,220.7
Onshore Natural Gas Pipelines & Services	197.7	175.8	388.5	382.0
Onshore Crude Oil Pipelines & Services	197.2	95.8	433.6	135.1
Offshore Pipelines & Services	39.7	38.3	80.2	90.4
Petrochemical & Refined Products Services	162.7	157.3	333.6	255.1
Other Investments	--	--	--	2.4
Total gross operating margin	1,142.2	1,033.0	2,373.3	2,085.7
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(289.7)	(261.3)	(566.5)	(515.9)
Non-cash asset impairment charges	(27.1)	(9.1)	(38.1)	(14.5)
Gains (losses) attributable to asset sales and insurance recoveries	(5.7)	29.0	58.2	31.5
General and administrative costs	(45.5)	(42.5)	(95.0)	(88.8)
Operating income	$774.2	$749.1	$1,731.9	$1,498.0

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) gains and losses attributable to asset sales and insurance recoveries; and (4) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.			Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,744	2,440	2,641	2,409
NGL fractionation volumes (MBPD)	678	654	693	638
Equity NGL production (MBPD) (2)	118	96	120	104
Fee-based natural gas processing (MMcf/d) (3)	4,581	4,232	4,553	4,183
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,307	13,793	13,189	13,436
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,145	725	1,073	716
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	720	907	726	934
Crude oil transportation volumes (MBPD)	311	285	303	287
Platform natural gas processing (MMcf/d)	224	326	234	341
Platform crude oil processing (MBPD)	14	18	14	19
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	97	100	91	91
Propylene fractionation volumes (MBPD)	71	73	70	73
Octane additive and related plant production volumes (MBPD)	20	22	18	14
Transportation volumes, primarily refined products and petrochemicals (MBPD)	688	625	684	659
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,888	4,075	4,701	4,071
Natural gas transportation volumes (BBtus/d)	14,027	14,700	13,915	14,370
Equivalent transportation volumes (MBPD) (4)	8,579	7,943	8,363	7,853

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income attributable to limited partners	$552.5	$566.3	$1,306.0	$1,217.6
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	307.8	271.6	599.8	537.7
Distributions received from unconsolidated affiliates	68.0	23.5	119.3	50.5
Equity in income of unconsolidated affiliates	(37.6)	(11.3)	(82.1)	(21.2)
Sustaining capital expenditures	(74.8)	(90.0)	(132.1)	(180.4)
Losses (gains) attributable to asset sales and insurance recoveries	5.7	(44.5)	(58.2)	(100.3)
Proceeds from asset sales and insurance recoveries	68.7	158.5	199.2	1,156.7
Monetization of interest rate derivative instruments	--	--	(168.8)	(77.6)
Deferred income tax expense (benefit)	21.3	2.3	14.8	(64.9)
Other miscellaneous adjustments to derive distributable cash flow	13.1	(0.2)	23.8	(13.2)
Distributable cash flow	924.7	876.2	1,821.7	2,504.9
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	74.8	90.0	132.1	180.4
Proceeds from asset sales and insurance recoveries	(68.7)	(158.5)	(199.2)	(1,156.7)
Monetization of interest rate derivative instruments	--	--	168.8	77.6
Net effect of changes in operating accounts	(401.2)	(79.2)	(409.2)	(280.3)
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	1.4	4.9	16.7	12.4
Net cash flows provided by operating activities	$531.0	$733.4	$1,530.9	$1,338.3

We define distributable cash flow as net income attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity in income of unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains attributable to asset sales and insurance recoveries; (5) the addition of cash proceeds from asset sales and insurance recoveries; (6) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income; and (7) the addition or subtraction of other miscellaneous amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					Twelve Months Ended June 30,
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012	2013
Net income	$553.3	$567.2	$1,308.6	$1,222.7	$2,513.9
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(37.6)	(11.3)	(82.1)	(21.2)	(125.2)
Distributions received from unconsolidated affiliates	68.0	23.5	119.3	50.5	185.5
Interest expense (including related amortization)	200.2	186.6	396.1	373.1	794.8
Provision for (benefit from) income taxes	20.4	8.5	26.8	(25.9)	35.5
Depreciation, amortization and accretion in costs and expenses	299.5	270.7	585.2	535.4	1,144.7
Adjusted EBITDA	1,103.8	1,045.2	2,353.9	2,134.6	4,549.2
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(200.2)	(186.6)	(396.1)	(373.1)	(794.8)
Benefit from (provision for) income taxes	(20.4)	(8.5)	(26.8)	25.9	(35.5)
Losses (gains) attributable to asset sales and insurance recoveries	5.7	(44.5)	(58.2)	(100.3)	(44.3)
Deferred income tax expense (benefit)	21.3	2.3	14.8	(64.9)	13.5
Net effect of changes in operating accounts	(401.2)	(79.2)	(409.2)	(280.3)	(711.4)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	22.0	4.7	52.5	(3.6)	106.8
Net cash flows provided by operating activities	$531.0	$733.4	$1,530.9	$1,338.3	$3,083.5

We define Adjusted EBITDA as net income less equity in income of unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for (or less benefit from) income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.									Exhibit F
Selected Commodity Price Information
							Polymer	Refinery	WTI	LLS
	Natural			Normal		Natural	Grade	Grade	Crude	Crude
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Oil,	Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2012 by quarter:
1st Quarter	$2.72	$0.56	$1.26	$1.93	$2.04	$2.39	$0.69	$0.60	$102.93	$119.59
2nd Quarter	$2.21	$0.40	$0.98	$1.62	$1.75	$2.05	$0.66	$0.51	$93.49	$108.47
YTD 2012 Average	$2.47	$0.48	$1.12	$1.77	$1.89	$2.22	$0.67	$0.55	$98.21	$114.03
2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
YTD 2013 Average	$3.72	$0.27	$0.89	$1.41	$1.46	$2.14	$0.69	$0.59	$94.30	$109.28

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange and for Louisiana Light Sweet ("LLS") as reported by Platts.

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.95 per gallon during the second quarter of 2013 versus $1.09 per gallon during the second quarter of 2012 – a 13% quarter-to-quarter decrease.  The weighted-average indicative market price for NGLs for the first six months of 2013 was $0.99 per gallon compared to $1.22 per gallon during the first six months of 2012 – a 19% period-to-period decrease. Ethane accounts for the largest volume of NGLs extracted from the natural gas stream (approximately 40% of NGLs produced from natural gas processing and fractionation operations).  As a result of producers allocating more of their capital budgets to developing NGL-rich natural gas shale plays and their success in extracting such resources, ethane production has increased more rapidly than the ethylene industry's current capability to consume the increase in supplies.  This oversupply situation has contributed to a significant decrease in average ethane prices since the beginning of 2012.

The market price of natural gas (as measured at the Henry Hub in Louisiana) averaged $4.10 per MMBtu during the second quarter of 2013 versus $2.21 per MMBtu during the second quarter of 2012 – an 86% quarter-to-quarter increase.  The Henry Hub market price of natural gas for the first six months of 2013 averaged $3.72 per MMBtu compared to $2.47 per MMBtu during the first six months of 2012 – a 51% period-to-period increase.  In general, the period-to-period increase in prices is due to higher demand for natural gas for power generation and as a heating fuel.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not generate a decrease in gross operating margin or cash available for distributions, since corresponding cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase prices.